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Exhibit (a)(1)(xvi)

Support Builds for Sprott Offers as Trustees of
Central GoldTrust and Silver Bullion Trust Fail to Refute Superior Value
Proposition of the Sprott Offers

•                  Central GoldTrust’s (“GTU”) largest unitholder, Pekin Singer Strauss, has issued a public statement that it disagrees with GTU’s Trustees failure to recommend the Sprott offer and indicating that it believes that Sprott’s offer is superior to the status quo and it already has significantly reduced GTU’s NAV discount

•                  Based on relative trading prices to NAV at the time Sprott announced its intention to make the offers on April 23, 2015, the offers would unlock US$3.06 per unit in value for GTU unitholders, US$0.91 per unit in value for Silver Bullion Trust (“SBT”) unitholders and US$64 million in aggregate GTU and SBT unitholder value

•                  GTU and SBT cannot credibly dispute the consistently superior performance of Sprott Physical Gold Trust and Sprott Physical Silver Trust units over the past two years.

•                  Visit www.sprottadvantage.com to learn more about the Sprott offers or contact Kingsdale Shareholder Services at 1-888-518-6805 (toll free in North America) or 1-416-867-2272 (outside of North America) or contactus@kingsdaleshareholder.com to tender your units

Toronto, Ontario, Canada — June 11, 2015 — Sprott Asset Management LP (“Sprott” or “Sprott Asset Management”), together with Sprott Physical Gold Trust (NYSE: PHYS / TSX: PHY.U), and Sprott Physical Silver Trust (NYSE: PSLV / TSX: PHS.U) (the “Sprott Physical Trusts”) today highlighted the strong support received from Central GoldTrust (“GTU”) and Silver Bullion Trust (“SBT”) unitholders, including GTU’s largest unitholder, Pekin Singer Strauss, in connection with the offers to purchase GTU and SBT units (together, the “Sprott offers”).

“We are disappointed that the Trustees of GTU and SBT have failed to acknowledge the merits of the offers we have presented to their unitholders and have chosen to act in a manner that directly contradicts the wishes of significant unitholders,” said John Wilson, CEO of Sprott Asset Management. “The refusal of GTU’s and SBT’s Trustees to recommend solutions that would create substantial value for all of their unitholders, illustrates that their priorities do not appear to be aligned with those of GTU and SBT and their respective unitholders given their own personal interests.”

“The prolonged and persistent trading discounts endured by GTU and SBT unitholders, which GTU and SBT trustees readily acknowledge, are systemic problems caused, in large part, by inadequate management,” added Mr. Wilson. “Further, these recent discounts at GTU and SBT are not isolated instances. In the past, bullion products managed by the Spicer family have traded at net asset value (“NAV”) discounts in excess of 25%. To have the family’s various private holding companies named as managers on these products simply should not be acceptable to GTU and SBT unitholders and we are confident that unitholders will accept the superior solution offered by Sprott.”

Unitholders who have questions about the statements made in letters and circulars from the Trustees of GTU and SBT are encouraged to contact Kingsdale Shareholder Services at 1-888-518-6805 (toll free in North America) or 1-416-867-2272 (outside of North America) or contactus@kingsdaleshareholder.com.

Sprott wants to ensure that GTU Unitholders have the facts needed to make an informed tender decision:

GTU TRUSTEES ARE RECOMMENDING UNITHOLDERS GIVE UP US$3.06 PER UNIT1  IN ORDER TO SAVE US$0.08 PER UNIT2

By this logic GTU Trustees would have you pass on a free car just so you could save on gas. Here are some facts about your GTU fees.

•                  It would take more than 40 YEARS for the difference in fees charged by Sprott compared to GTU’s administrator to equal the immediate value created by narrowing the trading discount at GTU.

•                  You are paying much more at GTU than you should be. GTU is currently charging fees on a NAV basis while its units are trading at a significant discount to NAV.

•                  GTU’s expense ratio is high given its administrator’s limited scope of duties, responsibilities and actions. GTU’s administrator collects a management fee without making any material reinvestment in marketing GTU’s product. Sprott continuously reinvests in the Sprott Physical Gold Trust to market its product to retail and institutional investors and this helps Sprott units trade at or near NAV.

The GTU Trustees cannot, and have not attempted to, credibly dispute the consistently superior performance of Sprott Physical Gold Trust units over the past two years. This superior performance should allow GTU unitholders to unlock value in the event of a successful Sprott offer. The Trustees of GTU are curiously of the view that YOUR value should not be unlocked while GTU’s administrator continues to benefit from its ongoing administration fees.

GTU TRUSTEES CONFIRM THAT GTU’S CURRENT STRUCTURE CONTRIBUTES TO PERSISTENT TRADING DISCOUNTS — SPROTT HAS A STRUCTURE THAT WORKS

In the press release dated June 9, 2015, GTU trustee, Ian McAvity, acknowledged that, “the unusually elevated discounts to NAV at which the GoldTrust units have recently traded are of concern to investors…” Mr. McAvity went on to confirm that, after two years of persistent discounts endured by GTU unitholders, GTU’s Trustees and its administrator still do not have a solution to address these discounts. The GTU Trustees and GTU’s administrator have given GTU unitholders no reason to believe that the status quo will not be maintained indefinitely in order to allow the family of GTU’s CEO to continue to collect administration fees while GTU unitholders suffer through continuing discounts.

GTU’s administrator, a vehicle controlled by the Spicer family and to which GTU has paid in excess of U.S. $3.7 million over the past two completed financial years, is obligated to provide advisory services to GTU, which services should include marketing and structural advice that would allow GTU units to trade at or near their NAV. The persistent discount and lack of any solution despite the continuing pleas from GTU unitholders provides ample evidence that this closely held family company, whose only available office address is a private suburban residence in Hamilton, Ontario and which does not disclose details surrounding its employees or their qualifications (other than, perhaps, GTU’s CEO), is simply not able to provide the marketing and structural advice for which it is paid by GTU unitholders and which advice is critical in addressing the persistent discount plaguing GTU unitholders.

1  Based on the closing prices of GTU units and Sprott Physical Gold Trust units on NYSE MKT and NYSE Arca, respectively, as compared to their respective net asset values per GTU unit and Sprott Physical Gold Trust unit (calculated in a manner consistent with the NAV to NAV exchange ratio proposed in the Sprott offer) on April 22, 2015, being the day prior to the announcement of Sprott’s intention to make the Sprott offer.

2  Based on the fee structures of GTU and Sprott Physical Gold Trust relative to their NAV as of April 22, 2015.

Sprott Physical Gold Trust is managed by Sprott Asset Management, a licensed and regulated portfolio manager that employs over 150 professionals. Sprott reinvests the fees it receives for managing Sprott Physical Gold Trust in order to allow its professionals to market Sprott Physical Gold Trust to institutional and retail investors. Sprott believes this marketing creates buying demand and supports the favourable trading price of Sprott Physical Gold Trust units as compared to NAV and GTU units. Sprott professionals are focused on creating value for Sprott Physical Trust unitholders, including currently exploring the addition of a coin delivery alternative to Sprott Physical Gold Trust in order to make its existing physical redemption feature more accessible to smaller investors.

THE SPROTT OFFER IS A UNIQUE AND DESIRABLE OPPORTUNITY FOR GTU UNITHOLDERS — FAILURE TO TENDER BY JULY 6, 2015 COULD RESULT IN A SIGNIFICANT LOST OPPORTUNITY

The Sprott offer expires on July 6, 2015. If holders of at least 66 2/3% of the GTU units do not tender to the Sprott offer, it may expire without GTU unitholders having been able to exchange their GTU units for Sprott Physical Trust units. If this is the case, Sprott believes the price of GTU units could decline to the levels seen prior to Sprott announcing its offer.

It also appears evident from the response of GTU’s Trustees that the Sprott offer provides GTU unitholders with a unique opportunity unlikely to be replicated in the near future. GTU has provided minimal details about the process it has undertaken to evaluate the merits of the Sprott offer or any attempt to find superior alternatives for GTU unitholders — this does nothing but suggest the lack of a fulsome process and the inability to identify any superior alternatives. Even though GTU has engaged a financial advisor, it does not appear to have opined on the financial merits of the Sprott offer to GTU unitholders. Presumably this is because these are quite clear — the Sprott offer represents a superior financial alternative.

Instead, the GTU Trustees appear to have used YOUR assets to engage this large financial advisor, three different law firms and an information agent simply to dissuade you from using the Sprott offer to unlock significant value. Value which GTU, its Trustees and its administrator appear incapable of unlocking.

SPROTT BULLION STORED AT THE ROYAL CANADIAN MINT

Unlike GTU which stores its unitholders’ bullion in a commercial bank vault, the bullion held by Sprott Physical Gold Trust is custodied by the Royal Canadian Mint (the “Mint”), a federal crown corporation of the Government of Canada.

The obligations of crown corporations generally constitute unconditional obligations of the Government of Canada. Under the storage agreements between Sprott Physical Gold Trust and the Mint, the Mint bears all risk of physical loss of, or damage to, physical bullion of Sprott Physical Gold Trust in the Mint’s custody, except, for example, in the case of circumstances or causes beyond the Mint’s reasonable control and has contractually agreed to replace or pay for lost, damaged or destroyed physical bullion in Sprott Physical Gold Trust’s account while in the Mint’s care, custody and control.

TAX-DEFERRED TRANSACTION AND IMPACT OF A PHYSICAL REDEMPTION FEATURE

Sprott has structured the Sprott offers, including the Exchange Offer Election and the Merger Transaction, so that they should qualify as a tax-deferred Reorganization under Section 368 of the U.S. Tax Code and, as described in the Sprott offer circular, expects this will be the case. GTU has failed to provide any substantive reason whatsoever as to why the Sprott offer should not be expected to qualify as a tax-deferred Reorganization and, despite appearing to have used YOUR assets to engage a financial advisor and various law firms, will not provide GTU unitholders with any guidance as to GTU’s view with respect to tax deferral. Instead, in what appears to be an effort to simply thwart the Sprott offer, GTU selectively quotes Sprott’s disclosure without addressing or providing its view on the actual merits.

Further, Sprott Physical Gold Trust, due in large part to its professional manager, Sprott Asset Management, is in a position to manage any tax consequences of physical redemptions at the Sprott Physical Gold Trust such that the risk of the tax consequences described by GTU and its Trustees should be minimal.

Written details of the Sprott offers have been sent to GTU and SBT unitholders and have been filed and are available on www.sedar.com. They have also been filed on www.sec.gov.

GTU and SBT unitholders who have questions regarding the Sprott offers are encouraged to contact Kingsdale Shareholder Services at 1-888-518-6805 (toll free in North America) or at 1-416-867-2272 (outside of North America) or by e-mail at contactus@kingsdaleshareholder.com.

Additional Details of the Offers

Each Sprott offer is subject to conditions, including, but not limited to, the number of GTU or SBT units (as applicable) in respect of which an Exchange Offer Election or Merger Election (as such terms are defined in the Sprott offers) has been made, together with the number of GTU or SBT units (as applicable) held as of the Expiry Time (as such term is defined in the Sprott offers) by or on behalf of Sprott, if any, representing at least 66 2/3% of the then issued and outstanding GTU or SBT units (as applicable); the receipt of all necessary governmental or regulatory approvals; no material adverse change in relation to GTU or SBT; GTU, SBT and the Sprott Physical Trusts not being prohibited by applicable law from completing the Merger Transactions (as such term is defined in the Sprott offers); and no litigation or regulatory order that may jeopardize the Sprott offers, as described in the Offer Documents (as defined below).

Each Sprott offer is open for acceptance until 5:00pm on July 6, 2015, unless extended or withdrawn.  Concurrently with each of the Sprott offers and as contemplated under the declaration of trust of each of GTU and SBT, written consents, by way of a power of attorney granted to Sprott, requiring the approval of the holders of at least 66 2/3% of the GTU units and of the SBT units will be solicited as part of the letter of transmittal to, among other things, authorize a qualifying exchange as part of the relevant Merger Transaction with Sprott Physical Gold Trust and Sprott Physical Silver Trust, respectively; replace the trustees of GTU and SBT (other than administrator nominees), respectively, with nominees to be designated by Sprott; and amend the declaration of trust of each of GTU and SBT to provide that GTU and SBT units shall be redeemable on demand at NAV and to reduce the tender required for a compulsory acquisition to 66 2/3%. In order for units of GTU or SBT to be tendered to the Sprott offers, a depositing unitholder will be required to provide the written consent referred to above and appoint Sprott, or an affiliate thereof, as its attorney and proxy holder for, among other things, the purposes of redeeming such unitholder’s units of GTU or SBT, as applicable.

Full details of each Sprott offer are set out in a takeover bid circular and accompanying offer documents (collectively, the “Offer Documents”), which have been filed with the Canadian securities regulatory authorities. In connection with each Sprott offer, the applicable Sprott Physical Trust has also filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-10 (each a “Registration Statement”), which contains a prospectus relating to the applicable Sprott offer (each a “Prospectus”). Sprott and Sprott Physical Gold Trust have also filed a tender offer statement on Schedule TO (the “Schedule TO”) with respect to the Offer for GTU. This news release is not a substitute for the Offer Documents, the Prospectuses, the Registration Statements or the Schedule TO. GTU AND SBT UNITHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION ABOUT SPROTT, THE SPROTT PHYSICAL TRUSTS, GTU, SBT AND THE SPROTT OFFERS. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC’s website at www.sec.gov.

Counsel and Information Agent

Stikeman Elliott LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP are acting as legal advisors to Sprott and the Sprott Physical Trusts.

Kingsdale Shareholder Services is acting as information agent and depositary to Sprott and the Sprott Physical Trusts.

Important Notice

This news release does not constitute an offer to buy or the solicitation of an offer to sell any of the securities of GTU, SBT, Sprott Physical Gold Trust or Sprott Physical Silver Trust. The Sprott offers are being made solely pursuant to the Offer Documents. The securities registered pursuant to a Registration Statement are not offered for sale in any jurisdiction in which such offer or sale is not permitted.

Cautionary Statement Regarding Forward-Looking Information

This news release contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, the intentions of Sprott and the Sprott Physical Trusts and future financial and operating performance and prospects, statements with respect to the anticipated timing, mechanics, success, completion and settlement of the Sprott offers, the value of the units of Sprott Physical Gold Trust and Sprott Physical Silver Trust received as consideration under the Sprott Offers, reasons to accept the Sprott offers, the purposes of the Sprott offers, our ability to complete the transactions contemplated by the Sprott offers, the completion of the Merger Transactions, and any commitment to acquire GTU and SBT units, our objectives, strategies, intentions, expectations and guidance and future financial and operating performance. Forward-looking information is not, and cannot be, a guarantee of future results or events. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, are inherently subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that Sprott and the Sprott Physical Trusts identified and applied in drawing conclusions or making forecasts or projections set out in the forward-looking information include, but are not limited to, the execution of business and growth strategies, including the success of investments and initiatives; no significant and continuing adverse changes in general economic conditions or conditions in the financial markets; the acquisition of all of the issued and outstanding units of, or substantially all of the assets and liabilities of, GTU and SBT; that all required regulatory approvals for the Sprott offers will be obtained and all other conditions to completion of the Sprott offers will be satisfied or waived. The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to the risks discussed under the heading “Risk Factors” in each of the Sprott Physical Trusts’ most recent annual information forms and other documents filed with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. Neither Sprott nor either Sprott Physical Trust assumes any obligation to update or revise any forward-looking information after the date of this news release or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

Information Concerning GTU and SBT

Except as otherwise expressly indicated herein, the information concerning GTU and SBT contained in this news release has been taken from and is based solely upon GTU’s and SBT’s public disclosure on file with the relevant securities regulatory authorities. Neither GTU nor SBT has reviewed this document or confirmed the accuracy and completeness of the information in respect of GTU or SBT contained in this news release. Although neither Sprott nor the Sprott Physical Trusts have any knowledge that would indicate that any information or statements contained in this news release concerning GTU or SBT taken from, or based upon, such public disclosure contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, none of Sprott, either Sprott Physical Trust or any of their respective trustees, directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by GTU or SBT to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to Sprott and the Sprott Physical Trusts. Sprott and the Sprott Physical Trusts have no means of verifying the accuracy or completeness of any of the information contained herein that is derived from GTU’s and SBT’s publicly available documents or records or whether there has been any failure by GTU or SBT to disclose events that may have occurred or may affect the significance or accuracy of any information.

About Sprott Asset Management LP

Sprott Asset Management LP is the investment manager to the Sprott Physical Trusts. Important information about each of the Sprott Physical Trusts, including its investment objectives and strategies, applicable management fees, and expenses, is contained in the current annual information form for each of the Sprott Physical Trusts, which can be found on its website, in the U.S. on www.sec.gov and in Canada on www.sedar.com. Commissions, management fees, or other charges and expenses may be associated with investing in the Sprott Physical Trusts. Investment funds are not guaranteed, their values change frequently and past performance may not be repeated. To learn more about Sprott Physical Gold Trust or Sprott Physical Silver Trust, please visit sprottphysicalbullion.com.

For more information:

Glen Williams

Director of Communications

Sprott Group

Direct: 416-943-4394 or Cell: 647-823-3971

gwilliams@sprott.com

or

Ian Robertson

Kingsdale Shareholder Services

Vice President, Communications

Direct: 416-867-2333 or Cell: 647-621-2646

irobertson@kingsdaleshareholder.com

Source: Sprott Asset Management, Sprott Physical Gold Trust, Sprott Physical Silver Trust

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  Exhibit (a)(1)(xvi)